December 14, 2010

Ms. Carla Homer, Treasurer
Mr. Richard Nunn, CCO
Capstone Church Capital Fund
5847 San Felipe, Ste 4100
Houston, TX 77057

Re:  Capstone Church Capital Fund (the "Fund"), Form 12b-25 Filing

Dear Ms. Homer and Mr. Nunn:

In conjunction with the Notifications of Late Filing on Form 12b-25 filed on December 9, 2010, on behalf of the Fund related to the Form N-CSR, and Late Filing on Form 12b-25 filed on November 29, 2010, on behalf of the Fund related to the Form N-SAR, for the fiscal periods ended September 30, 2010, we are providing the following statement. Based on the initial results of our audit testing, we require additional audit evidence which has not yet been provided, to complete our audit.

Please accept this letter as our statement to be filed as an exhibit to Form 12b-25 in accordance with Rule 12b-25(c) of the Securities Exchange Act of 1934.

Very Truly Yours,

COHEN FUND AUDIT SERVICES, LTD.
Certified Public Accountants

/s/ Christopher W. Bellamy Christopher W. Bellamy, CPA